Ohr Pharmaceutical 8-K

Exhibit 99.1

Positive Case Report on Ohr Pharmaceutical’s Squalamine Presented at the 37th Annual Macula Society Meeting

 Topical Treatment with Squalamine Resulted in Regression of Abnormal Blood Vessels in a Patient with Proliferative Diabetic Retinopathy

NEW YORK, New York – February 20, 2014 – Ohr Pharmaceutical (NasdaqCM: OHRP), a pharmaceutical company focused on the development of novel therapeutics for large unmet medical needs, today announced that a case report on the first patient treated in an ongoing investigator sponsored trial (“IST”) with Squalamine eye drops in proliferative diabetic retinopathy (“PDR”) was presented yesterday at the 37th Annual Macula Society Meeting, in Key Largo, Florida. Diabetic retinopathy is the second most common cause of vision loss. In PDR, abnormal blood vessels (neovascularization) grow from the retina into the vitreous cavity of the eye, resulting in blindness if untreated. The case report was presented by the lead investigator, Michael J. Elman, M.D., Director of the Elman Retina Group from Baltimore, Maryland.

Dr. Elman’s oral presentation discussed the case of a treatment naïve patient diagnosed with PDR. The data demonstrated that topical application of squalamine eye drops in a monotherapy regimen, BID and then QID, was associated with regression of retinal neovascularization within two months. The retinal neovascularization remained regressed throughout the six months of QID Squalamine drop therapy. One month after cessation of Squalamine treatment, the abnormal blood vessels returned in this patient’s retina, and continued to grow through month 2, the furthest time point measured.

“These are promising results which provide the first evidence in a human eye that topical application of Squalamine can produce a biological effect in retinal disease,” said Dr. Michael J. Elman, Principal Investigator for the OHR-003 clinical trial. “This regression of these vision threatening blood vessels while on topical Squalamine treatment, coupled with the return and worsening of the neovascularization once Squalamine was stopped, supports a therapeutic treatment response of the neovascularization to topical Squalamine drops when used as monotherapy.”

Irach Taraporewala, Chief Executive Officer of Ohr Pharmaceutical also commented, “We are encouraged by the early data observed in Dr. Elman’s case report from a single patient and look forward to seeing further results once the trial is complete. There is a clear unmet medical need for topical therapies to treat back-of-the-eye diseases. We look forward to the interim data from the ongoing Phase 2 wet-AMD clinical trial in the second quarter of 2014. The company continues to expand the Squalamine eye drop clinical programs and we expect to have two additional investigator sponsored trials initiated in diabetic macular edema during the current quarter.”

This ongoing 5 patient OHR-003 trial is designed to determine the efficacy of topical Squalamine Lactate Ophthalmic Solution, 0.2%, in the treatment of retinal neovascularization resulting from proliferative diabetic retinopathy. The endpoints include regression of neovascularization, anatomical measurements, visual acuity, and safety parameters.

About Squalamine Eye Drops

Squalamine is an anti-angiogenic small molecule with a novel intracellular mechanism of action, which counteracts multiple growth factors implicated in the angiogenesis process. Ohr Pharmaceutical has developed a novel eye drop formulation of Squalamine for the treatment of wet-AMD, designed for self-administration, which may provide several potential advantages over the FDA approved current standards of care, which require intravitreal injections directly into the eye. The drug, using an intravenous administration in over 250 patients in Phase I and Phase II trials for the treatment of wet-AMD, showed favorable biological effect and maintained and improved visual acuity outcomes. In May 2012, the Squalamine Eye Drop program was granted Fast Track Designation by the U.S. FDA. A Phase II randomized, double blind, placebo controlled study (OHR-002) to evaluate the efficacy and safety of Squalamine Eye Drops for the treatment of wet-AMD is currently enrolling patients at more than twenty clinical sites in the U.S. Two additional investigator sponsored trials (IST) are evaluating squalamine eye drops for the treatment of proliferative diabetic retinopathy and retinal vein occlusion, with two additional IST’s expected to be initiated in diabetic macular edema in the first quarter of 2014.

About Ohr Pharmaceutical Inc.

 Ohr Pharmaceutical Inc. (OHRP) is a pharmaceutical company dedicated to the clinical development of new drugs for underserved therapeutic needs in large and growing markets. The Company is focused on advancing its pipeline products currently in phase II clinical development: Squalamine Eye Drops for the treatment of the wet form of age-related macular degeneration, and OHR/AVR118 for the treatment of cancer cachexia. Additional information on the company can be found at www.ohrpharmaceutical.com.

 Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:
Ohr Pharmaceutical Inc.	LifeSci Advisors, LLC
Investor Relations	Michael Rice
(877) 215-4813	646-597-6987
ir@ohrpharmaceutical.com	mrice@lifesciadvisors.com